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Nationstar 2006-B
	Wtd Avg	Percent of	Wtd Avg		Wtd Avg	Wtd Avg	Wtd Avg
	Current Balance	Current Balance	GWAC	% MI	FICO	DTI	LTV	% SFD	% PUD	% Owner Occ	% Full Doc	% Ltd Doc	% Stated Doc	% Int Only	% CA	% NY	% FL
FICO
500-524 LTV > 65	57,128	1.97	11.240	0.00	512	39.91	83.71	92.36	5.21	97.87	90.43	4.62	4.95	0.00	1.02	3.74	5.41
525-549 LTV > 65	120,381	9.08	9.808	0.00	537	41.81	88.05	84.06	10.57	99.55	96.44	1.74	1.81	0.00	7.98	2.61	9.05
550-574 LTV > 65	135,359	17.06	9.190	0.00	563	41.53	82.88	80.94	12.58	99.26	84.23	3.08	12.69	0.21	15.27	2.44	11.66
575-599 LTV > 70	143,134	16.75	8.789	0.00	587	41.10	84.17	84.52	10.42	99.55	78.07	7.16	14.77	0.00	23.76	1.92	12.34
600-624 LTV > 70	146,039	16.03	8.588	0.00	612	41.06	83.86	79.49	13.99	99.42	75.31	4.61	20.08	0.84	19.74	1.99	13.63
625-649 LTV > 70	122,861	9.00	8.706	0.00	636	39.31	82.63	81.94	8.11	99.05	69.45	6.64	23.91	0.88	16.24	1.64	10.87
650-674 LTV > 80	121,514	3.50	8.949	0.00	660	40.23	87.77	75.22	13.41	99.62	50.09	10.08	39.83	0.98	22.62	0.97	12.20
675-699 LTV > 80	113,086	1.55	8.883	0.00	687	39.53	87.24	81.26	4.65	98.10	66.29	8.89	24.82	1.57	28.98	5.71	12.16
700-724 LTV > 80	116,997	0.83	8.600	0.00	711	38.94	88.28	62.43	19.55	100.00	71.00	9.94	19.06	3.00	18.04	0.00	11.99
725-749 LTV > 85	77,299	0.18	9.060	0.00	736	43.29	90.45	94.75	1.98	99.10	63.76	0.00	36.24	0.00	37.47	0.71	3.27
750-774 LTV > 85	79,442	0.12	8.141	0.00	762	38.89	90.88	94.38	5.62	100.00	73.25	0.00	26.75	0.00	6.63	12.47	17.99
775-799 LTV > 85	69,666	0.03	8.348	0.00	781	35.51	87.20	78.57	0.00	84.53	100.00	0.00	0.00	0.00	0.00	0.00	21.43
800-824 LTV > 85	103,329	0.01	8.990	0.00	800	44.05	90.00	100.00	0.00	0.00	100.00	0.00	0.00	0.00	0.00	0.00	0.00

LTV
60.00 - 64.99 DTI > 50	115,414	0.17	9.244	0.00	597	50.62	62.15	82.69	15.29	98.02	93.24	0.00	6.76	0.00	17.08	0.00	19.35
65.00 - 69.99 DTI > 50	166,896	0.40	9.103	0.00	585	50.78	67.28	93.56	2.77	87.53	76.62	0.00	23.38	0.00	24.38	0.00	20.06
70.00 - 74.99 DTI > 50	140,251	0.45	9.065	0.00	587	50.75	71.89	91.11	4.37	98.86	87.24	2.85	9.91	0.00	27.75	11.47	19.21
75.00 - 79.99 DTI > 50	153,126	0.80	8.540	0.00	590	51.57	77.17	82.99	7.24	99.76	91.06	3.90	5.03	0.00	32.43	0.00	12.28
80.00 - 84.99 DTI > 50	151,396	1.53	8.757	0.00	585	51.25	80.92	79.86	15.15	98.69	89.44	1.70	8.86	0.00	29.44	3.10	5.66
85.00 - 89.99 DTI > 50	177,784	1.85	8.854	0.00	571	51.49	86.86	88.30	10.41	99.42	93.88	1.34	4.78	0.00	21.52	1.23	12.56
90.00 - 94.99 DTI > 50	206,070	3.52	8.688	0.00	571	51.38	90.95	76.65	20.95	100.00	96.84	2.45	0.72	1.02	23.60	3.99	12.08
95.00 - 99.99 DTI > 50	76,626	0.18	11.936	0.00	621	51.38	97.54	81.08	3.02	100.00	92.61	0.00	7.39	0.00	20.31	0.00	17.66
100.00 + DTI > 50	46,930	0.50	12.337	0.00	628	52.44	100.00	54.66	36.51	100.00	84.93	1.91	13.16	0.00	28.56	1.78	7.00

DTI
20-24.99 FICO < 525	39,536	0.21	11.478	0.00	497	22.25	74.91	98.63	0.00	99.14	79.85	14.74	5.41	0.00	0.00	2.67	11.13
25-29.99 FICO < 550	56,024	0.73	10.939	0.00	519	27.85	84.00	87.88	7.13	97.11	92.36	3.31	4.33	0.00	2.42	1.27	6.99
30-34.99 FICO < 575	92,241	3.31	9.766	0.00	547	32.59	80.88	85.34	12.54	98.85	82.07	4.87	13.06	0.00	6.98	6.06	7.47
35-39.99 FICO < 600	110,785	7.54	9.283	0.00	564	37.55	79.38	86.07	9.01	99.02	80.82	4.18	15.00	0.00	19.64	2.66	7.27
40-44.99 FICO < 625	125,697	15.79	9.076	0.00	576	42.62	80.49	81.87	10.14	99.33	78.85	3.45	17.70	0.24	16.67	1.77	11.97
45-49.99 FICO < 650	143,019	22.80	8.977	0.00	585	47.63	81.49	79.76	12.06	98.66	80.90	1.89	17.21	0.29	19.59	2.41	15.83
50-54.99 FICO < 675	149,701	9.07	8.975	0.00	578	50.96	83.47	80.40	15.09	99.12	91.00	2.24	6.76	0.40	22.35	3.29	12.90
55-up FICO < 700	169,897	0.78	8.517	0.00	589	56.13	84.99	87.62	10.57	98.90	94.87	0.00	5.13	0.00	62.71	0.70	6.47

Stated & Limited Doc
< 500	57,976	0.13	12.140	0.00	479	37.31	73.85	98.53	1.47	89.69	0.00	20.84	79.16	0.00	0.00	0.00	1.09
500-524	53,304	0.22	11.508	0.00	513	34.12	72.63	95.89	0.00	94.46	0.00	43.82	56.18	0.00	0.00	0.00	0.00
525-549	86,758	0.36	10.395	0.00	538	37.05	78.78	88.30	11.70	100.00	0.00	44.51	55.49	0.00	27.35	0.00	1.93
550-574	159,975	3.20	9.228	0.00	563	38.06	71.80	82.42	10.21	99.90	0.00	19.22	80.78	0.00	26.19	5.22	18.42
575-599	179,048	4.82	8.798	0.00	588	38.21	75.16	85.81	10.28	98.62	0.00	27.73	72.27	0.00	31.45	3.15	11.98
600-624	179,099	5.30	8.616	0.00	612	38.79	74.89	77.08	13.68	98.10	0.00	19.35	80.65	0.60	22.21	4.22	22.18
625-649	147,311	3.36	9.094	0.00	635	38.84	77.82	81.82	9.02	98.94	0.00	19.05	80.95	0.61	23.07	1.64	14.75
650-674	170,876	3.32	8.754	0.00	660	39.08	79.31	77.95	11.45	97.76	0.00	20.76	79.24	1.04	32.08	0.89	10.02
675-699	129,821	1.09	9.056	0.00	687	38.91	76.05	73.56	11.98	90.89	0.00	28.63	71.37	0.00	18.05	2.89	19.17
700-724	149,354	0.57	8.728	0.00	711	35.49	77.73	81.59	3.67	99.37	0.00	23.49	76.51	0.00	28.29	0.00	18.48
725-749	132,550	0.24	8.555	0.00	736	39.50	79.17	78.98	16.38	100.00	0.00	8.94	91.06	0.00	23.98	0.00	20.98
750-774	98,286	0.08	7.975	0.00	760	41.41	78.92	91.48	8.52	100.00	0.00	2.56	97.44	0.00	0.00	7.63	27.27
775-799	77,593	0.04	7.083	0.00	785	29.41	62.53	100.00	0.00	100.00	0.00	18.19	81.81	0.00	0.00	0.00	33.00

IO Loans
550-574	359,588	0.04	8.240	0.00	571	54.87	90.00	0.00	100.00	100.00	100.00	0.00	0.00	100.00	0.00	0.00	0.00
575-599	201,500	0.02	6.490	0.00	584	24.85	47.41	100.00	0.00	100.00	100.00	0.00	0.00	100.00	0.00	0.00	0.00
600-624	215,344	0.15	7.334	0.00	613	39.19	82.13	78.03	21.97	100.00	78.83	0.00	21.17	100.00	28.81	0.00	17.82
625-649	264,039	0.08	6.780	0.00	645	40.89	83.84	67.42	32.58	100.00	74.25	25.75	0.00	100.00	41.67	0.00	25.75
650-674	343,680	0.03	8.850	0.00	658	47.73	90.00	0.00	100.00	100.00	0.00	0.00	100.00	100.00	100.00	0.00	0.00
675-699	196,635	0.04	7.663	0.00	683	25.18	80.55	38.14	0.00	100.00	100.00	0.00	0.00	100.00	0.00	0.00	0.00
700-724	249,300	0.02	6.700	0.00	720	39.00	90.00	100.00	0.00	100.00	100.00	0.00	0.00	100.00	0.00	0.00	0.00

40 Year Maturing Loans

Investor Properties
< 500	26,574	0.04	12.329	0.00	476	36.01	70.87	100.00	0.00	0.00	84.89	0.00	15.11	0.00	0.00	10.11	0.00
500-524	29,539	0.05	12.293	0.00	507	38.27	71.19	95.98	0.00	0.00	75.31	8.50	16.19	0.00	0.00	4.02	3.51
525-549	31,692	0.03	11.722	0.00	539	32.86	78.30	92.12	0.00	0.00	100.00	0.00	0.00	0.00	0.00	0.00	0.00
550-574	70,664	0.15	10.619	0.00	562	45.39	69.45	68.95	0.00	0.00	97.81	0.00	2.19	0.00	22.21	2.12	19.42
575-599	65,837	0.11	11.117	0.00	589	37.37	65.19	73.40	0.00	0.00	79.86	0.00	20.14	0.00	11.15	8.12	1.28
600-624	61,831	0.15	10.849	0.00	612	39.11	71.81	88.31	4.64	0.00	72.51	10.43	17.06	0.00	4.02	0.00	0.00
625-649	79,496	0.10	10.199	0.00	638	43.73	75.19	53.10	23.74	0.00	94.85	2.37	2.79	0.00	0.00	0.00	27.15
650-674	55,019	0.04	10.382	0.00	658	39.59	78.27	59.46	0.00	0.00	100.00	0.00	0.00	0.00	0.00	0.00	11.64
675-699	63,605	0.06	9.928	0.00	689	38.05	72.10	100.00	0.00	0.00	71.64	28.36	0.00	0.00	0.00	15.81	0.00
700-724	50,590	0.04	9.763	0.00	709	39.30	67.84	100.00	0.00	0.00	89.97	10.03	0.00	0.00	0.00	0.00	0.00
725-749	29,303	0.01	10.701	0.00	735	46.04	76.70	100.00	0.00	0.00	100.00	0.00	0.00	0.00	0.00	0.00	39.27
750-774	48,072	0.01	9.760	0.00	767	15.05	81.37	100.00	0.00	0.00	100.00	0.00	0.00	0.00	0.00	0.00	0.00
800-824	83,637	0.02	9.414	0.00	800	39.09	73.59	100.00	0.00	0.00	100.00	0.00	0.00	0.00	0.00	0.00	0.00

Seconds
< 500	20,214	0.06	12.839	0.00	482	42.15	80.72	91.90	8.10	96.40	96.54	3.46	0.00	0.00	0.00	0.00	3.90
500-524	21,417	0.05	12.476	0.00	509	38.69	83.47	86.69	11.25	100.00	96.64	3.36	0.00	0.00	0.00	0.00	2.98
525-549	21,626	0.05	12.448	0.00	537	43.18	82.67	88.33	4.29	100.00	100.00	0.00	0.00	0.00	27.32	0.00	4.64
550-574	28,736	0.15	12.598	0.00	566	43.79	85.80	66.52	32.66	100.00	98.08	1.92	0.00	0.00	13.76	0.62	2.93
575-599	44,718	0.57	13.268	0.00	589	44.16	92.88	63.42	28.10	100.00	94.26	5.74	0.00	0.00	17.46	1.05	13.48
600-624	48,686	0.89	12.943	0.00	611	45.67	91.16	65.78	26.83	100.00	85.29	8.05	6.66	0.00	23.95	4.07	9.79
625-649	48,415	1.05	12.285	0.00	636	44.06	91.24	67.73	23.55	99.00	63.65	6.99	29.36	0.00	23.96	0.00	16.42
650-674	48,141	0.68	11.843	0.00	662	43.74	92.88	59.33	30.77	99.38	60.75	4.38	34.87	0.00	24.95	3.11	12.34
675-699	47,917	0.34	12.026	0.00	687	42.77	95.24	64.07	20.16	97.86	59.44	0.00	40.56	0.00	21.68	1.89	11.05
700-724	45,352	0.16	11.907	0.00	711	46.11	96.23	59.03	31.25	100.00	68.46	0.00	31.54	0.00	20.97	0.00	6.75
725-749	33,049	0.06	11.390	0.00	734	45.01	87.22	84.31	5.91	98.47	79.44	0.00	20.56	0.00	38.06	2.12	9.77
750-774	33,579	0.03	10.842	0.00	761	47.47	95.18	80.05	19.95	100.00	68.93	0.00	31.07	0.00	23.51	0.00	0.00
775-799	6,600	0.00	11.750	0.00	787	26.24	100.00	100.00	0.00	100.00	100.00	0.00	0.00	0.00	0.00	0.00	0.00